UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STTAEMENT

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:
□	Preliminary Proxy Statement
□	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
□	Definitive Proxy Statement
■	Definitive Additional Materials
□	Soliciting Material Under Rule 14a-12
HEALTHCARE ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock of Healthcare Acquisition Corp.

(2)	Aggregate number of securities to which transaction applies: Acquisition of all of the outstanding securities of PharmAthene, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)
Proposed maximum aggregate value of transaction:
$112,500,000 (including up to a maximum of $10,000,000 in milestone payments, 12,500,000 shares of HAQ common stock valued at $7.20 per share based upon the closing price on July 10, 2007 and $12,500,000 in 8% convertible notes) is being paid in exchange for all outstanding capital stock, options, warrants and notes.

(5)	Total fee paid: 12,479.00 (previously paid)

■	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party

(4)	Date Filed:

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HEALTHCARE ACQUISITION CORP.
2116 Financial Center
666 Walnut Street
Des Moines, Iowa 50309

Supplement To Proxy Statement
of
HealthCare Acquisition Corp.
For
Special meeting of Stockholders
To be held on August 2, 2007

The date of this Supplement is August 1, 2007

To Our Stockholders:

On July 13, 2007 Healthcare Acquisition Corp. (“HAQ” or the “Company”) filed with the Securities and Exchange Commission and mailed to its stockholders its definitive proxy statement ( the “Proxy Statement”) with respect to a Special Meeting of Stockholders to be held on August 2, 2007 (the “Special Meeting”). As previously disclosed, stockholders of record as of June 15, 2007 (the “Record Date”) are entitled to attend and vote at the Special Meeting. The Special Meeting will be held at 10:00 a.m., Eastern Time, at the offices of McCarter & English, LLP, 245 Park Avenue, 27th Floor, New York, NY, 10167-0001.

This supplemental information to the Proxy Statement is being mailed on August 1, 2007 to its shareholders of record as of the Record Date. At the Special Meeting, stockholders are being asked to vote in favor of the following proposals, as more fully described in the Proxy Statement:

• the Merger Proposal — the proposed merger (“Merger”) with PharmAthene, Inc., a Delaware corporation (“PHA”), pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007 (the “Merger Agreement”), by and among HAQ, PAI Acquisition Corp (“Merger Sub”) and PharmAthene, and the transactions contemplated thereby, whereby PharmAthene will become a wholly-owned subsidiary of HAQ (the “Merger Proposal”) and the stockholders, optionholders, warrantholders and noteholders of PharmAthene shall receive the following consideration (having an aggregate value of $112,500,000 if the maximum milestone payments are achieved and paid and assuming a price of $7.20 per share of HAQ common stock):

(i) an aggregate of 12,500,000 shares of HAQ common stock;

(ii) $12,500,000 in 8% convertible notes issued by HAQ; and

(iii) up to $10,000,000 in milestone payments (if certain conditions are met).

• the Amendment Proposal — the amendment to HAQ's amended and restated certificate of incorporation (the “Certificate of Incorporation Amendment”), to: (i) change HAQ's name from “Healthcare Acquisition Corp.” to “PharmAthene, Inc.”; (ii) remove certain provisions containing procedural and approval requirements applicable to HAQ prior to the consummation of the business combination that will no longer be operative after the consummation of the Merger; and (iii) grant to holders of convertible promissory notes issued in the Merger the right to designate three members to the Board of Directors of HAQ for so long as at least 30% of the original face value of such notes remain outstanding (the “Amendment Proposal”);

• the Incentive Plan Proposal — the adoption of the 2007 Long-Term Incentive Plan (the “Incentive Plan”) pursuant to which HAQ will reserve 3,500,000 shares of common stock for issuance pursuant to the Plan (the “Incentive Plan Proposal”);

• the Adjournment Proposal — the adjournment of the Special Meeting (the “Adjournment”), if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals ( the “Adjournment Proposal”).

The Merger Proposal, the Amendment Proposal, the Incentive Plan Proposal and the Adjournment Proposal are explained in more detail in the Definitive Proxy Statement and are sometimes referred to collectively as the “Proposals”.

A copy of this supplement to the Proxy Statement has been filed as Exhibit 99.1 to the Report on Form 8-k filed by HAQ on August 1, 2007.

The Company, its principal stockholders and its advisors have been contacted by third party investors who have indicated to the Company that they may be interested in making an investment in the Company through the purchase of a significant number of shares of the Company’s common stock. Certain investors, one of which is Millenium Partners, L.P. (and/or one or more of its affiliated entities) (collectively referred to as “New Investors”) have indicated that they would be interested in making purchases of the Company’s common stock in privately negotiated transactions with existing stockholders of the Company, but would require that, in connection with the purchases, the New Investors receive additional shares of HAQ’s common stock from the founding stockholders of HAQ and from certain stockholders of PHA who will be receiving shares of HAQ common stock as a result of the Merger.

HAQ’s principal stockholders and management team expressed an interest in providing the New Investors with these additional shares provided that the Merger is approved, and have advised the New Investors that they must obtain the right to vote the shares to be purchased and vote any shares so purchased in favor of the Proposals or obtain from the sellers of such shares a vote in favor of the Proposals. As described in the Proxy Statement, the Merger Proposal requires that less than 1,880,000 shares vote against the Merger and demand conversion of their shares. As of August 1, 2007, HAQ believes that there are in excess of the 1,880,000 shares currently being cast against the Merger Proposal and the holders thereof electing to convert such shares and, therefore, the New Investors may be required to purchase a significant number of shares.  As previously disclosed in the Proxy Statement, it is also possible that members of management of HAQ and/or their affiliates may engage in private purchases of HAQ common stock prior to the Special Meeting.

HAQ’s management has  discussed the terms of the potential transaction with certain of PHA’s stockholders and management, as well as their respective advisors in the transaction, including Maxim Group LLC. These discussions were held over the several days from July 26, 2007 to August 1, 2007. HAQ’s management, its principal stockholders and several of the principal stockholders of PHA negotiated the terms of the proposed investment with the New Investors during such period and are continuing discussions with additional potential investors.

HAQ’s principal stockholders and certain stockholders of PHA, acting as individual stockholders, have agreed in principle to the terms as set forth below, which are a summary of all of the material terms of the proposed agreements that have been negotiated among the parties and which agreements are expected to be executed prior to the Special Meeting.:

1. The New Investors would agree to purchase, in the aggregate, up to 2,800,000 shares of the Company’s common stock in privately negotiated transactions with HAQ stockholders who were stockholders of HAQ as of the Record Date and who have either delivered proxy cards indicating a vote against the Merger Proposal or have advised HAQ and its advisors that they intend to vote against the Merger Proposal (sometimes referred to collectively as the “Opposing Shares”), with Millennium Partners, L.P. (either directly or through affiliated entities) purchasing a minimum of 1.2 million shares;

2. The Opposing Shares would be purchased at a price to be negotiated between the sellers and the New Investors, although it is expected that the per share price would be equal to or at a premium over the amount held in trust for the shares of common stock, which amount in trust is currently estimated at $7.60 per share;

3. The New Investors would obtain from the sellers of the Opposing Shares either a new proxy card changing any “no” votes against the Proposals to votes in favor of the Proposals or an agreement to vote any such Opposing Shares in favor of the Proposals;

4. Pursuant to contemplated purchase option agreements, John Pappajohn, Derace L. Schaffer M.D. Edward B. Berger, Wayne A. Schellhammer and Matthew Kinley, the founders of HAQ and its executive officers and directors prior to the Merger (collectively, the “HAQ Insiders”) would enter into agreements with the New Investors granting them options to acquire up to 1,266,752 shares of HAQ common stock in the aggregate (which amount may be reduced pro rata to the extent that less than 2,800,000 shares are purchased by the New Investors). The option would be purchased for an aggregate purchase price of $100 and the exercise price per share would be $.0001 per share. The options would not be exercisable until the underlying shares are released from the escrow arrangement with Continental Stock Transfer & Trust Company to which the HAQ Insiders are subject which will expire on July 28, 2008, assuming the Merger is approved. The HAQ Insiders entered into the escrow arrangement for all of their pre IPO shares in connection with the initial public offering by HAQ which was completed on July 28, 2005. The HAQ Insiders own an aggregate of 2,250,000 shares being held in escrow and had recently purchased an additional 250,000 shares pursuant to Rule 10b5-1 plans which are not included in the escrow and are not being sold to the New Investors. No option will be exercisable unless the Merger is approved. In the event that the New Investors purchase all of the 2,800,000 shares, the share ownership of the HAQ Insiders would be reduced as follows (assuming that such HAQ Insiders do not affect additional private purchases of HAQ common stock prior to the Special Meeting):

HAQ Insider	Number of Shares	Number of Shares
	of HAQ common stock	of HAQ common stock
	without giving effect	after giving effect to the
	to the Proposed Transaction	Proposed Transaction

John Pappajohn	982,000	484,419

Derace L. Schaffer M.D.	982,000	484,419

Matthew Kinley	491,000	242,210

Edward B. Berger	22,500	11,100

Wayne A. Schellhammer	22,500	11,100

The option agreement would also provide that  neither the HAQ Insiders nor the New Investors would sell, transfer, pledge, assign or otherwise dispose of the options or the HAQ shares of common stock underlying the options while such options are subject to the escrow agreement and while the options remain exercisable. The options would be exercisable commencing upon the date that the pre IPO shares are released from the escrow agreement and have a term of one year from such date. It is also expected that the purchase option agreement would include a prohibition on each New Investor (together with any affiliated entities which might be deemed to be part of a group) exercising the option to the extent that any exercise would result in any New Investor (together with any affiliated entities which might be deemed to be part of a group) becoming the beneficial owner of more than 9.9% of the outstanding common stock of HAQ.

The HAQ Insiders are entitled to certain registration rights for their IPO Shares, as described in HAQ’s prospectus from its IPO and in the Proxy Statement. These rights provide that the holders of the majority of these pre IPO shares will be entitled to require HAQ, on up to two occasions, to register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which the shares of common stock are released from the escrow. In addition, the HAQ insiders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. HAQ will bear the expenses incurred in connection with the filing of any such registration statements. The New Investors, as assignees of the HAQ Insiders of the pre IPO Shares, would be entitled to these registration rights.

5. Pursuant to an assignment agreement which is currently being negotiated, Healthcare Ventures III, L.P, funds affiliated with MPM Capital L.P. and funds affiliated with Bear Stearns Health Innoventures Management, LLC, all of which are stockholders of PHA, would agree to assign to the New Investors an aggregate of up to 479,252 shares that would otherwise be received by them as part of the Merger, assuming the Merger is consummated. Under the terms of the Merger Agreement , the number of shares issuable to the PHA stockholders could be adjusted upward by up to 337,500 shares of HAQ common stock (the “Adjustment Shares”) in the event that stockholders of HAQ holding in excess of 5% of the IPO shares of HAQ vote against the Merger and seek to convert their shares. These stockholders of PHA would assign their right to receive their pro rata portion of these Adjustment Shares (an aggregate of up to 211,797 shares) to the extent issuable under the terms of the Merger Agreement to the New Investors, as well as an additional 267,455 shares issuable to them, in the aggregate, under the Merger Agreement. The New Investors would be entitled, as assignees of the PHA stockholders, to the registration rights being granted to the stockholders of PHA under the terms of the Merger Agreement as described in the Proxy Statement. The effectiveness of the assignment would be contingent upon the Merger Proposal being approved. The New Investors would agree to enter into the lock up agreement being signed by all other PHA stockholders in connection with the Merger.

As a result of the transaction with the New Investors as described above, these PHA stockholders would own the shares of common stock of HAQ following the Merger described below, which compares the shares held without giving effect to the proposed transaction with the New Investors and after giving effect to the proposed transaction (but without giving effect to any Adjustment Shares):

Name of PHA Investor	Number of Shares	Number of Shares
	of HAQ common stock	Of HAQ common stock
	without giving effect	after giving effect to the
	to the Proposed Transaction	Proposed Transaction

Funds affiliated with
The Bear Stearns Health
[investors] Management
LLC	1,357,744	1,311,451

Funds affiliated with
MPM Capital L.P.	3,331,851	3,218,251

Healthcare Ventures VII, L.P.	3,154,736	3,047,174

HAQ has advised the New Investors that it would agree that if that if the shares held by the New Investors may not be sold without registration under the Securities Act of 1933, the Company would provide registration rights to the New Investors upon substantially the same terms as provided to the PHA stockholders under the terms of the Merger Agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER PROPOSAL AND ALL OTHER PROPOSALS AS SET FORTH IN THE PROXY STATEMENT DATED JULY 13, 2007.

Dated: August 1, 2007	HEALTHCARE ACQUISITION CORP.

	By:	/s/ John Pappajohn
John Pappajohn
Chairman